Exhibit 99.1

[ARTISOFT LOGO]

                     ARTISOFT ANNOUNCES REVERSE STOCK SPLIT

CAMBRIDGE, MA - APRIL 22, 2003 - Artisoft, Inc. (NASDAQ: ASFT) today announced a reverse split of its common stock at a ratio of six-for one. The reverse stock split became effective at 5:00 p.m., Eastern time, today. The reverse stock split followed a vote today at a special meeting of Artisoft's stockholders at which the stockholders authorized Artisoft's board of directors to effect the reverse stock split. Artisoft common stock will begin trading under the interim trading symbol "ASFTD" on a post-split basis on April 23, 2003. NASDAQ has advised Artisoft that following 20 trading days the trading symbol will revert to "ASFT".

As a result of the reverse stock split, every six shares of Artisoft common stock has been combined into one share of Artisoft common stock. The reverse stock split affected all shares of Artisoft common stock issued as of immediately prior to its effective time. Artisoft will pay cash in the amount of $2.22 per share in lieu of fractional shares. Appropriate adjustments have been made to Artisoft's outstanding common stock purchase warrants and the conversion ratio of Artisoft's outstanding shares of series B preferred stock to reflect the reverse stock split.

The reverse stock split reduced from approximately 18 million to approximately 3 million the number of outstanding shares of Artisoft common stock. The par value of Artisoft common stock remains at $.01 per share, and the number of shares of common stock authorized for issuance under Artisoft's certificate of incorporation remains at 50,000,000 shares.

Artisoft believes that the reverse stock split will have the effect of increasing the per share trading price of Artisoft common stock, which could result in a share price high enough to satisfy the NASDAQ bid price minimum listing requirement. Artisoft's NASDAQ hearing to review the previously announced NASDAQ staff determination to delist Artisoft's common stock from the NASDAQ SmallCap market, based upon Artisoft's failure to regain compliance with the NASDAQ bid price minimum requirement for continued listing, is scheduled for Thursday, April 24, 2003. Artisoft expects NASDAQ will make a final determination regarding whether its common stock will be delisted from the NASDAQ SmallCap Market in the weeks following the hearing.

Computershare Trust Company of New York has been retained to manage the exchange of stock certificates.

ABOUT ARTISOFT:

Artisoft, Inc. is a leading developer of open, standards-based telephone systems that bring together voice and data for more powerful and productive communications. Artisoft's TeleVantage delivers greater functionality, flexibility, and value than proprietary PBXs to a variety of customers, from small offices to large enterprise organizations with sophisticated call centers. Artisoft's innovative software products have consistently garnered industry recognition, winning more than 30 awards for technical excellence. The company distributes its products and services worldwide through a dedicated and growing channel of authorized resellers. For more information, please call 800-914-9985 or visit our website at http://www.artisoft.com.

FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important facts and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address the effects of the six-for-one reverse split of the company's common stock and the status of the listing of the company's common stock on the NASDAQ SmallCap Market. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the reverse stock split may not result in a minimum bid price of the company's common stock at or above the $1.00 minimum bid price required by Marketplace Rule 4310(c)(4) for the required ten consecutive trading days required by NASDAQ or at all; the NASDAQ listing qualifications panel may not approve the company's request for continued listing on the NASDAQ SmallCap market; the company must maintain compliance with all criteria for continued listing on the NASDAQ SmallCap market; the availability of additional financing on terms acceptable to the company or at all; risks associated with the company's strategic alliances; the impact of competitive products and pricing; product demand and market acceptance risks; the presence of competitors with greater financial resources; product development and commercialization risks; costs associated with integration and administration of acquired operations; capacity and supply constraints or difficulties; and other factors detailed in the company's filings with the Securities and Exchange Commission, including its recent filing on Form 10-Q. The company cautions readers to consider carefully the foregoing factors and other such factors. Further, the company's forward-looking statements speak only as of the date on which such statements are made. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.